Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.Amgen.com

News Release

AMGEN ANNOUNCES VOTING RESULTS OF ANNUAL

MEETING OF STOCKHOLDERS

Kevin W. Sharer Retires -- Board of Directors Elects Robert A.

Bradway as CEO

THOUSAND OAKS, Calif., May 23, 2012 -- Amgen (NASDAQ:AMGN) today announced voting results from the Company’s Annual Meeting of Stockholders, held at the Four Seasons Hotel, Westlake Village, Calif. Approximately 87 percent of outstanding shares were represented at the meeting. The director nominees David Baltimore, Robert A. Bradway, Frank J. Biondi, Jr., Vance D. Coffman, François de Carbonnel, Rebecca M. Henderson, Frank C. Herringer, Gilbert S. Omenn, Judith C. Pelham, J. Paul Reason, USN (Retired), Leonard D. Schaeffer, Kevin W. Sharer and Ronald D. Sugar were each reelected to Amgen’s Board of Directors. Tyler Jacks, a new nominee for director was also elected. Each director received at least 92 percent of the votes cast “For.” With the reelection of the directors, and the addition of Dr. Jacks, Amgen currently has 14 directors.

With approximately 99 percent of the votes cast “For,” stockholders ratified Ernst & Young as Amgen’s independent registered public accountants for the year ending Dec. 31, 2012.

Stockholders approved on an advisory basis, the named executive officer compensation, commonly known as “Say-on-Pay.” The non-binding proposal gives stockholders the opportunity to endorse or not endorse Amgen’s executive pay programs and policies. In 2011, Amgen’s compensation programs were modified to reflect the core concerns of our stockholders and to better align executive pay with Amgen’s performance. Today, Say-on-Pay received approximately 87 percent of the votes cast “For” the proposal.

Stockholders approved a management proposal recommending that the Company’s Restated Certificate of Incorporation be amended to authorize stockholder action by written consent. Approximately 70 percent of outstanding shares were cast “For” the proposal.

Stockholders rejected proposals recommending an independent Chairman of the Board, transparency in animal use, disclosure of lobbying policies and practices and that the CEO serve on a maximum of one other Board, with the proposals receiving 42 percent, 5 percent, 19 percent and 4 percent of the votes cast “For” the proposals, respectively.

AMGEN ANNOUNCES VOTING RESULTS OF ANNUAL MEETING OF STOCKHOLDERS

Today, Kevin W. Sharer retired from his post as CEO and the Board of Directors appointed Robert A. Bradway as Amgen’s fourth CEO. Sharer will remain as Chairman of the Company’s Board of Directors until Dec. 31, 2012, at which time he will retire from the Board and from the Company. It is the intention of the Board of Directors to elect Bradway Chairman of the Board when Sharer retires from that position at the end of 2012.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, bone disease and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com. Follow us on www.twitter.com/amgen.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2011, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign) and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and health care cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We, or others, could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock.

CONTACT: Amgen, Thousand Oaks

Christine Regan, 805-447-5476 (media)

Arvind Sood, 805-447-1060 (investors)